CODE OF ETHICS
Palm Valley Capital Management LLC
January 2025

According to Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act, investment advisers must establish, maintain and enforce a Code of Ethics. An adviser’s Code of Ethics must establish and describe a standard of business conduct that the adviser requires of all its supervised persons. The Code of Ethics must reflect the adviser’s fiduciary obligations and those of its supervised persons and must require compliance with federal securities laws. Palm Valley has established this Code of Ethics which will apply to all supervised persons of Palm Valley. Palm Valley’s partners and employees will be considered supervised persons for the purpose of this Code of Ethics. This Code will be available and distributed to all supervised persons of Palm Valley. A summary of this Code of Ethics will be disclosed in Palm Valley’s Form ADV along with a statement informing clients that they may request an entire copy of the Code of Ethics. If a client makes a request for a copy of this Code of Ethics, Jayme Wiggins will provide a copy to the client within ten business days of receiving the request. Jayme Wiggins is responsible for maintaining the Code of Ethics Client Request/Receipt Log and will record all client requests for and delivery of the Code of Ethics.

An investment adviser is considered a fiduciary under the Advisers Act and investment advisers who manage mutual funds have a fiduciary duty under the Investment Company Act. As a fiduciary, it is an investment adviser’s responsibility to provide fair and full disclosure of all material facts. In addition, an investment adviser has a duty of utmost good faith to act solely in the best interests of each client. Palm Valley and its supervised persons have a fiduciary duty to all clients. As fiduciaries, it is unlawful for Palm Valley and its supervised persons to engage in fraudulent, deceptive, or manipulative activities. Palm Valley and its supervised persons will act in each client’s best interest at all times and will not at any time place their interests ahead of any client’s interests. This fiduciary duty is considered the core underlying principle for Palm Valley’s Code of Ethics and personal trading policy and represents the expected basis for all supervised persons’ dealings with clients of Palm Valley.

The anti-fraud provisions of the Advisers Act and federal and state rules and regulations make it unlawful for an investment adviser to directly or indirectly “employ any device, scheme or artifice to defraud a client or a prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.” Additionally, the Investment Company Act makes it unlawful for an affiliated person of an investment adviser to a Fund to:
1)To employ any device, scheme or artifice to defraud the Fund;
2)To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3)To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
4)To engage in any manipulative practice with respect to the Fund.

Palm Valley requires all its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times. Jayme Wiggins will be responsible for setting standards and internal policies and procedures to ensure that Palm Valley and its supervised persons conduct business with the highest level of ethical standards. Jayme Wiggins will be responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations. In addition, Jayme Wiggins will be responsible for establishing and enforcing risk management policies and procedures that are designed to ensure that advisory activities are conducted in accordance with this Code.

Jayme Wiggins will also be responsible for making sure that all advisory personnel fully understand Palm Valley’s policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel. Jayme Wiggins will make sure that all supervised persons receive a copy of, understand and agree to comply with Palm Valley’s Code of Ethics.
•All supervised persons will sign a written acknowledgement that they have read, understand and agree to comply with Palm Valley’s Code of Ethics initially upon employment and then each time the Code of Ethics is amended.
•Additionally, all supervised persons will be required to review this Code of Ethics on an annual basis and will be required to sign an annual acknowledgment.
•Jayme Wiggins will be responsible for notifying all supervised persons of any changes to this Code of Ethics and an updated acknowledgement will be obtained from each supervised person any time material changes are made.

Palm Valley has the responsibility to make sure that the interests of clients are placed ahead of its or any supervised person’s own investment interest. All of Palm Valley’s supervised persons will conduct business in an honest, ethical, and fair manner. Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted. A conflict of interest occurs when a supervised person’s private interest interferes with the interests of or the service to Palm Valley or any of its clients. Palm Valley has a responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients. No one supervised by Palm Valley will engage in any conduct or act, directly, indirectly, or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations. If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with Jayme Wiggins before taking an action that may result in a conflict of interest.

Palm Valley will:
1.Maintain and amend as needed internal standards, policies, procedures, and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised person’s fiduciary responsibility.

2.Perform periodic reviews of the company’s standards, policies, procedures, and controls.
3.Provide ongoing training regarding this Code of Ethics and the company’s risk management policies and procedures to all supervised persons.
4.Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to Jayme Wiggins or other appropriate senior management persons regarding any violations or potential violations to this Code.
5.Establish clear lines of accountability for the company’s internal policies and procedures, including provisions relating to the responsibilities of employees, officers, and directors with appropriate oversight by Jayme Wiggins or designated parties.

Any person engaging in an unethical business practice is subject to having his/her license denied, suspended, or revoked and employment terminated. The following activities are examples of unethical business practices:
•Forgery
•Embezzlement
•Theft
•Exploitation
•Non-disclosure
•Incomplete disclosure or misstatement of material facts
•Manipulative or deceptive practices
•Aiding or abetting any unethical practices

Palm Valley and its supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:
1.Engaging in any act, practice, or course of business that is fraudulent, deceptive, manipulative, or contrary to any rules or regulations established by all governing regulatory bodies.
2.Recommending to a client the purchase, sale, or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s age, investment experience, time horizon, liquidity, risk tolerance, financial history, investment objectives, financial situation and needs, and other information that is known by the investment adviser.
3.Recommending unregistered, non-exempt securities or the use of an unlicensed broker/dealer.
4.Placing any trade for the purchase or sale of a security on behalf of the client without obtaining written discretionary authority from the client prior to a trade being implemented.
5.Recommending or implementing trades in a client’s account that are excessive in size or frequency with respect to the client’s financial resources, investment objectives, and the character of the account.
6.Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained from the client.

7.Borrowing money or securities from or loaning money or securities to a client.
8.Misrepresenting the qualifications of Palm Valley, its investment adviser representatives, or any of its supervised persons, the nature of the advisory services offered by Palm Valley, or the fees to be charged to any advisory client.
9.Failing to disclose to all clients the availability of any fee discounts.
10.Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services, or fees misleading.
11.Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.
12.Providing reports or recommendations to any advisory client prepared by someone other than Palm Valley without disclosing that fact to clients. This does not apply to situations where Palm Valley uses published research reports or statistical analyses when providing services to clients.
13.Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment adviser representative providing the services, and the sophistication of the client.
14.Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective. Some examples include the following:
a.Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.
b.Acting in the capacity as an investment adviser or investment adviser representative and a registered representative or insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for implementing a trade as a result of the advice provided.
15.Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.
16.Limiting a client’s options with regard to the pursuit of a civil case or arbitration.
17.Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.
18.Failing to provide the proper disclosure documents (Form ADV Part 2A, Part 2B and Form CRS) prior to or at the time of executing a client agreement for advisory services.
19.Entering into, extending, or renewing an agreement for advisory services unless such agreement is in writing.
20.Using contracts that seek to limit or avoid an adviser’s liability under the law.
21.Creating any condition, stipulation, or provision as part of any advisory client agreement that limits or attempts to limit the liability of Palm Valley or any of its supervised persons for willful misconduct or gross negligence.

INSIDER TRADING
Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated. Any person having access to material, non-

public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information. Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information. Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law. This policy applies to all supervised persons and extends to activities within and outside of their duties with Palm Valley.

Jayme Wiggins will be responsible for establishing, implementing, monitoring, and enforcing all of Palm Valley’s policies and procedures regarding insider trading. If any supervised person is unsure whether information could violate Palm Valley’s policies and procedures on insider trading or has questions on any aspect of Palm Valley’s policies and procedures on insider trading, questions should be directed to Jayme Wiggins prior to implementing any trades. The prohibition on the use of inside information extends to family members, associates, and acquaintances of the person coming into possession of such information.

Any time a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to Jayme Wiggins immediately. Persons having knowledge of material, non-public information will not place any securities transactions in securities relating to such information for any account. In addition, no recommendations will be made in relation to any securities affected by the information. Information will be communicated only to Jayme Wiggins, who will then determine the appropriate course of action to take. Jayme Wiggins will communicate the appropriate course of action to the supervised person(s) having knowledge of the information. Jayme Wiggins will confidentially document Palm Valley’s actions in addressing the material inside information.

Jayme Wiggins is responsible for supervising all supervised persons conducting advisory business and is responsible for restricting, as much as possible, the number of supervised persons having access to any inside information. Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them. If such information must be disclosed to a supervised person, Jayme Wiggins will document the following:

The name of each supervised person to whom the information was communicated
The supervised person’s position within the company
The name of the security affected
The name of the person requesting communication of the information
The reason for the communication
The nature of the communication
The date of the communication

Jayme Wiggins is responsible for establishing procedures, reviewing procedures, updating procedures, and ensuring that all supervised persons are continuously aware of and understand procedures regarding insider trading policies and procedures. Palm Valley’s policies will be reviewed on a regular basis and updated as necessary. Any questions in relation to Palm Valley’s policies on inside information should be directed to Jayme Wiggins. All supervised persons will be required to review Palm Valley’s written Compliance Policies and Procedures Manual at least annually. Supervised persons will then sign an acknowledgement indicating that they are aware of, understand, and agree to comply with Palm Valley’s policies and procedures at all times. Since Palm Valley’s insider trading policies and procedures are included in this manual, supervised persons are acknowledging that they are aware of, understand, and will comply with Palm Valley’s insider trading policies and procedures at all times. If Palm Valley is aware of any securities that it is restricted from trading, Jayme Wiggins will maintain a list of these securities. This list will be kept current and will be provided to all supervised persons on a regular basis.

Jayme Wiggins will perform the following procedures no less than quarterly for the purpose of detecting insider trading:
•Review trading activity reports or statements for each officer, director, investment adviser representative, and supervised person of Palm Valley
•Review and monitor the trading activity of all accounts managed by Palm Valley.

The consequences for trading on or communicating material, non-public information are severe. Consequences can be imposed on the persons involved in insider trading and their employer. Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation. In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of Palm Valley’s insider trading policy will result in serious penalties to all parties involved, potentially including dismissal from employment with Palm Valley.

PERSONAL SECURITIES TRANSACTIONS
Palm Valley and its access persons may buy or sell securities or hold a position in securities identical to the securities recommended to clients, including clients invested in the Palm Valley Capital Fund. Palm Valley will maintain compliance with Rule 17j-1 of the 1940 Act.
•It is Palm Valley’s policy that no access person will put his or her interests before a client’s interests.
•Access persons are not permitted to trade securities in their personal accounts that Palm Valley is analyzing or considering recommending for client transactions.
•Access persons must consult with Jayme Wiggins for written pre-approval to determine whether a security can be purchased or sold by the access person. Access persons must wait three days after Palm Valley is finished trading a security for clients’ accounts before he or she can trade the same security in their personal accounts. This does not apply to those who are only access persons as a result of being an owner of Palm Valley Capital Management and who do not have real-time access to Palm Valley’s portfolio holdings.
•Access persons are required to attain written pre-approval from Jayme Wiggins prior to purchasing or selling any shares of the Palm Valley Capital Fund for their personal accounts. This does not apply to those who are only access persons as a result of being an owner of Palm Valley Capital Management and who do not have real-time access to Palm Valley’s portfolio holdings.
•In addition, all access persons are prohibited from trading on material, non-public information and from sharing such information.
•Palm Valley’s access persons are required to obtain written pre-approval from Jayme Wiggins prior to investing in an initial public offering (“IPO”) or limited offering for their own accounts or those of related household members. The Chief Compliance Officer may require the access person to furnish a prospectus or other memorandum relating to the offering.
•Palm Valley’s access persons are required to obtain written pre-approval from Jayme Wiggins prior to investing in a private placement.
•Palm Valley does not allow “short-swing” trading or market timing.
•In all instances cited above, if the access person seeking to trade is Jayme Wiggins, then Eric Cinnamond, Co-Chief Executive Officer, must provide written pre-approval.

Before an access person places a personal trade, the following should be considered:
1.Will the amount or nature of the transaction affect the price or market for the security?
2.Is the transaction likely to harm any client?
3.Is there an appearance or suggestion of impropriety?

Per the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act, all persons associated with Palm Valley who are also considered access persons will be required to report all securities transactions to Jayme Wiggins, Chief Compliance Officer. An access person has been defined by the SEC, under Rule 204A-1(e)(1), as:
1)Any of your supervised persons:
a.Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
b.Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
2)If providing investment advice is your primary business, all of your directors, officers, and partners are presumed to be access persons.

Rule 17j-1(a)(1) has the following definitions for an Access Person and Advisory Person:
1)Access person means:
a.Any Advisory Person of a Fund or of a Fund's investment adviser. If an investment adviser's primary business is advising Funds or other advisory clients, all of the investment adviser's directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund's directors, officers, and general partners are presumed to be Access Persons of the Fund.
b.Any director, officer, or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.
2)Advisory person of a Fund or of a Fund's investment adviser means:
a.Any director, officer, general partner, or employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
b.Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

For every new employee (including interns or contract employees), officer, or director who meets the definition of an access person, the Chief Compliance Officer of Palm Valley will inform the access person of their reporting obligations within 10 days of their employment or association with Palm Valley.

Access persons must report trades implemented for a personal account, an account of any household family member (spouse, minor children, or other adults residing in the same household), or any account for which the access person acts as a trustee. Personal securities transactions that need to be reported include stocks, bonds, limited partnerships, options, and other general securities. Per the definitions of a reportable security (204A-1 of Advisers Act) and covered security (17j-1 of Investment Company Act), transactions involving any of the following do not need to be included on the report:
•Open-end mutual funds—except for the Palm Valley Capital Fund. Palm Valley is the investment adviser to the Palm Valley Capital Fund. Supervised persons are required to obtain written pre-approval prior to purchasing or selling any shares of the Palm Valley Capital Fund for their personal accounts.
•Money market instruments
•Bankers’ acceptances
•Bank CDs
•Commercial paper and high-quality short-term debt instruments
•Variable annuities funded by insurance company separate accounts organized as unit investment trusts. Such separate accounts typically are divided into subaccounts, each of which invests exclusively in shares of an underlying open-end fund.
•Direct obligations of the Government of the United States
•Unit Investment Trusts (UITs), provided that the UIT is invested exclusively in unaffiliated mutual funds

REPORTING REQUIREMENTS
Initial Holdings Report:
No later than 10 days after a person becomes an access person, they must present an initial holdings report to Palm Valley’s Chief Compliance Officer. This report must contain information current no more than 45 days prior to the date of the report. A template for this report will be furnished to the access person and will include the security name and type, symbol or CUSIP, number of shares, principal amount of each reportable security, and the name of any broker, dealer, or bank with whom the access person held reportable securities. Securities must be reported for all accounts for which the access person has direct or indirect beneficial ownership. The report will require the access person to certify that the listed securities represent all holdings the access person is required to disclose as of the date specified in the signed disclosure.

Quarterly Transaction Reports:
All access persons will be required to set up Palm Valley as an interested party on all brokerage accounts, including accounts established after the access person became an access person. This will allow Palm Valley to receive duplicate copies of statements on these accounts. Brokerage statements shall include the security name and type, symbol or CUSIP, number of shares, principal amount of each reportable security, and the name of any broker, dealer, or bank with whom the access person held reportable securities. The date should be clear on all submissions. The procedures for setting up duplicate statements can vary by broker and access persons should ask their broker for instructions. Access persons must verify that Palm Valley will receive the statements no later than 30 days after the end of the applicable quarter.

Before opening any new brokerage accounts, access persons must first seek the consent of Palm Valley’s Chief Compliance Officer. Within 10 days of opening the account, the access person must submit a brokerage account disclosure form that includes the broker name, address, and phone number and account name and number.

Jayme Wiggins, as Chief Compliance Officer, will receive, review, and approve a copy of all statements for access persons accounts within 30 days of receipt. Eric Cinnamond, as Co-Chief Executive Officer, will receive, review, and approve a copy of all statements of the Chief Compliance Officer. These documents will be reviewed for the following:
•To assess whether persons are following the firm’s policies and procedures
•To assess whether any trades are being placed that are on the firm’s restricted list
•To assess whether the access person is trading for his/her own account in the same securities he/she is trading for clients and if so, whether the clients are receiving terms as favorable as the access person is receiving
•To assess whether there are any substantial disparities between the quality of performance of the access person’s account over that of the clients’ accounts and the reason for such disparities (e.g., larger weightings in certain securities, different timing of purchases and sales, etc.)
•To assess whether there are any substantial disparities between the percentage of trades that are profitable when the access person trades for his/her own account and the percentage that are profitable when the access person places trades for clients’ accounts
•To reconcile preclearance requests with statements to ensure that the access person did not transact in securities for which they did not seek written pre-approval

If all required information is not included on the statements, the access persons will be required to report any missing information to Jayme Wiggins.

Annual Holdings Report:
Additionally, on an annual basis all access persons must present an annual holdings report to Palm Valley’s Chief Compliance Officer that contains information current no more than 45 days prior to the date of the report. This annual report will include the security name and type, symbol or CUSIP, number of shares, principal amount of each reportable security held, and the name of any broker, dealer, or bank with whom the access person held reportable securities. Securities must be reported for all accounts for which the access person has direct or indirect beneficial ownership. Current brokerage statements may suffice. The access person will certify that he or she has provided all holdings the access person is required to disclose as of the date specified in the annual acknowledgement. All approved holdings reports and statements will be maintained in Palm Valley’s personal securities transactions file.

GIFTS AND ENTERTAINMENT
No supervised person will seek or accept anything of more than de minimis value (less than $100), either directly or indirectly, from broker/dealers or other persons which, to the actual knowledge of the employee, do business with a client or the firm. For purposes of this provision, the following gifts are acceptable and are not considered a violation of this section: (1) an occasional meal, (2) an occasional ticket to a sporting event, the theater or comparable entertainment, and (3) other gifts of nominal cost. It is never permissible to accept gifts of cash or cash equivalents.

Family member gifts are excluded from this policy.

VIOLATIONS
Supervised persons are required to report any violations relating to Palm Valley’s Code of Ethics, Insider Trading or Personal Securities Transactions Policies and Procedures to Jayme Wiggins. Such reports will not be viewed negatively by Palm Valley’s management staff, even if upon review of the reportable event it is determined not to be a violation, so long as the supervised person reported the event in good faith. The identity of the reporting party will remain confidential. Upon discovering a violation of any of these policies and procedures, Palm Valley may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension, or termination of employment.

RECORDKEEPING
Palm Valley will maintain the following records for at least five years:
Copies of each version of the Code of Ethics
Records of each violation of the Code of Ethics and documentation of the firm’s response
Copies of all access person reports, including initial holdings, brokerage statements, and annual holdings reports
A list of each access person subject to the Code of Ethics

Records of any decision, and the reason therefore, to permit investments in IPOs or limited offerings
Copies of annual compliance reports

Per Rule 17j-1 of the 1940 Act, Palm Valley will submit an annual report to the Board of the Series Portfolios Trust that describes any issues related to the Code of Ethics since the last report, including material violations of the underlying procedures and sanctions imposed. Palm Valley’s Chief Compliance Officer will also certify that Palm Valley has adopted procedures reasonably necessary to prevent access persons from violating the Code.